EXHIBIT 99.1

For more information, please contact our President
and Chief Executive Officer, Henrik C. Slipsager,
at 415/733-4000 (or e-mail: hslipsager@abm.com)

Press Release

ABM INDUSTRIES ANNOUNCES ADMINISTRATIVE REORGANIZATION

SAN FRANCISCO, July 24, 2002 — ABM Industries Incorporated (NYSE:ABM) announced today that its Board of Directors has approved a reorganization and reassignment of the functions of the Chief Administrative Officer among the company’s senior management, which position, as a result of such reorganization, no longer exists. This reorganization will enable Martinn Mandles, previously Chief Administrative Officer, to devote more time and attention to his ongoing responsibilities as a director of the Company, including his positions as Chairman of the Board of Directors and as a member of the Board’s Executive Committee.

Henrik Slipsager, the President and Chief Executive Officer of the Company, stated that “the entire Board of Directors views Martinn Mandles as an integral member of the Board and all the directors look forward to his continued valuable service”. He added that “the reorganization will make the senior management more streamlined and efficient.”

The Company expects to take a charge, in an amount to be determined, in the current quarter resulting from the reorganization and certain other management changes.

ABM Industries Incorporated is the largest facility services contractor listed on the New York Stock Exchange. With annualized revenues in excess of $2.1 billion and more than 65,000 employees, ABM provides air conditioning, elevator, engineering, janitorial, lighting, parking, security and related services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across North America. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, American Commercial Security (ACSS), ABM Engineering, Amtech Elevator, Amtech Lighting, CommAir Mechanical and Lakeside Building Maintenance.

Cautionary Safe Harbor Disclosure for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical facts are forward-looking statements that are subject to meaningful risks and uncertainties, including but not limited to: (1) significant decreases in commercial real estate occupancy, resulting in reduced demand and prices for building maintenance and other facility services in the Company’s major markets, (2) loss or bankruptcy of one or more of the Company’s major customers, which could adversely affect the Company’s ability to collect its accounts receivable or recover its deferred costs, (3) major collective bargaining issues that may cause loss of revenues or cost increases that non-union companies can use to their advantage in gaining market share, (4) significant shortfalls in adding additional customers in existing and new territories and markets, (5) a protracted slowdown in the Company’s acquisition program, (6) legislation or other governmental action that severely impacts one or more of the Company’s lines of business, such as price controls that could restrict price increases, or the unrecovered cost of any universal employer-paid health insurance, as well as government investigations that adversely affect the Company, (7) reduction or revocation of the Company’s line of credit, which would increase interest expense or the cost of capital, (8) cancellation or non-renewal of the Company’s primary insurance policies, as many customers contract out services based on the contractor’s ability to provide adequate insurance coverage and limits, (9) catastrophic uninsured or underinsured claims against the Company, the inability of the Company’s insurance carriers to pay otherwise insured claims, or inadequacy in the Company’s reserve for self-insured claims, (10) resignation, termination, death or disability of one or more of the Company’s key executives, which could adversely affect customer retention and day-to-day management of the Company, (11) inability to employ entry level personnel due to labor shortages, and (12) other material factors that are disclosed from time to time in the Company’s public filings with the United States Securities and Exchange Commission, such as reports on Forms 8-K, 10-K and 10-Q.